Exhibit 99.1

         On December 1, 1999, Greka Energy issued the following press release:

                       "GREKA CLOSES $35 MILLION FINANCING

         December 1, 1999. NEW YORK, NEW YORK - GREKA Energy Corporation (NASDAQ: GRKA) closed the financing of up to $35 million with a major financial institution. The financing includes a $10 million revolver to primarily operate the Company's refinery operations and a term note of $25 million. The proceeds of the term loan, secured by the Company's interest in certain California oil and gas properties and real estate, are to be used for acquisitions and payments toward current debt of the Company.

         Mr. Randeep S. Grewal, Chairman, CEO & President, stated, `The Company's closing of this financing that provides current debt payoff and additional acquisition financing is yet another demonstration of management's continued achievement in meeting objectives that are consistent with our strategy to enhance shareholder value. In addition to the Company's reported record earnings for the last two consecutive quarters, this financing further strengthens Greka Energy's balance sheet by substantially reducing our current liabilities. We elected to wait on refinancing the Company's current debt until such time that our cash flow and earnings potential were demonstrated. As a result of this strategy, the recognition of our strong operating performance has enabled us to skip the mezzanine layer of expensive energy financing and thus attain terms that are consistent with our commitment to earnings.'

         GREKA Energy is an integrated company focused on exploiting E&P opportunities and penetrating new niche markets utilizing proprietary technology with emphasis on short radius horizontal drilling technology patented by BP Amoco (NYSE: BPA). In addition to owning and operating an asphalt refinery in California, the Company has oil and gas production, exploration and development activities in North America and the Far East, with primary areas of activity in Alberta, California, Louisiana, Texas, New Mexico, Indonesia and China.

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                   Safe Harbor for Forward Looking Statements

         Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company's ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-KSB and in the Company's other filings with the Securities and Exchange Commission."